AMENDMENT NO. 1 TO UNIT PURCHASE OPTION

This Amendment No.1 to the Unit Purchase Option Issued by NanoSensor, Inc. (the “Option Amendment”) is made as of July 21, 2006, by and between Meyers Associates L.P. (“Agent”) and NanoSensors, Inc. (“Company”).

Reference is made to that certain Unit Purchase Option issued on or about April 30, 2004 (the “Original Option”) issued by the Company to the Agent. All terms not otherwise defined herein shall have the meanings ascribed to them in the Original Option. Agent and Company hereby amend the Original Option as follows:

1.
The first full paragraph on Page 1 of the Original Option is hereby amended to state that “Each warrant issuable upon exercise of this Unit Purchase Option shall include the terms and conditions relating to adjustments to the exercise price and number of shares issuable upon exercise, as is set forth in Section 2 of this Unit Purchase Option, as such Section 2 of the Unit Purchase Option is amended by this Option Amendment.”

2.	Section 2 of the Original Option is hereby amended by deleting the last sentence of such Section 2 and inserting in lieu of the original sentence therein, the following sentence:

“Except for any adjustments to the Exercise Price pursuant to Section 2.4 below, upon each adjustment of the Exercise Price, the Holder of this Unit Purchase Option shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.”

3.	Except as provided herein, all other terms and conditions of the Original Option shall remain in full force and effect.

4.	This Option Amendment supersedes all prior arrangements and understandings between the parties, written or oral, with respect to its subject matter.

5.	This Option Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

6.	This Option Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the undersigned have caused this Option Amendment to be duly executed as of the date written above.

NanoSensors, Inc.

By: ________________________
Name: Ted L. Wong
Title: Chief Executive Officer

Meyers Associates L.P.
By: Meyer Janssen Securities Corp.
General Partner

By:________________________
           Bruce Meyers
           President